Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273163
EQT EXETER REAL ESTATE INCOME TRUST, INC.
SUPPLEMENT NO. 4 DATED AUGUST 16, 2024
TO THE PROSPECTUS DATED APRIL 19, 2024
This prospectus supplement (this "Supplement") is part of and should be read in conjunction with the prospectus of EQT Exeter Real Estate Income Trust, Inc. dated April 19, 2024 (as supplemented to date, the "Prospectus"). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meaning as in the Prospectus. References herein to "we", "us", or "our" refer to EQT Exeter Real Estate Income Trust, Inc. and its consolidated subsidiaries unless the context specifically requires otherwise.
The purposes of this Supplement are as follows:
•to disclose the transaction price for each class of our common stock as of September 1, 2024;
•to disclose the calculation of our July 31, 2024 net asset value (“NAV”) per unit/share for all unit/share classes;
•to provide an update on the current public offering;
•to provide an update on our real estate portfolio;
•to provide an update on our property management agreements;
•to provide information regarding our debt financings;
•to update the “Experts” section of the Prospectus; and
•to include our Quarterly Report on Form 10-Q for the period ended June 30, 2024.
September 1, 2024 Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted as of September 1, 2024 (and repurchases, if applicable, as of August 31, 2024) is as follows:

Transaction Price (per share)
Class T	$10.09
Class S	$10.09
Class D	$10.09
Class I	$10.09
Class A-I	$10.09
Class A-II	$10.09
As of July 31, 2024, we had not sold any Class T, Class S, Class D, Class I, Class A-I or Class A-II common shares. As a result, the transaction price for each of our Class T, Class S, Class D, Class I, Class A-I and Class A-II common shares is based on the NAV per share for our Class E common shares and Class E units of the Operating Partnership as of July 31, 2024. We will separately calculate the NAV per share of each one of our share classes once we have shares of that class outstanding. Class A-I, Class A-II and Class E common shares and Class E units are not sold as part of this offering. A detailed presentation of the NAV per share is set forth below.
The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class, except those shares that have not been outstanding for at least one year will be repurchased at 98% of the transaction price.

July 31, 2024 NAV per Share
We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.eqrt.com. Please refer to the “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for important information about how our NAV is determined. The Adviser is ultimately responsible for the determination of our monthly NAV. We have included a breakdown of the components of total NAV and NAV per unit/share as of July 31, 2024 along with a comparable breakdown for the immediately preceding month.
Our total NAV presented in the following tables includes the NAV of Class E shares of common stock as well as Class E units of our Operating Partnership held by an affiliate of our Sponsor. The following table provides a breakdown of the major components of our total NAV as of July 31, 2024 ($ and units/shares in thousands):

Components of NAV	July 31, 2024
Investment in real estate	$61,400
Cash and cash equivalents	1,993
Other assets	3,815
Other liabilities	(322)
Preferred stock	(222)
Net asset value	$66,664
Number of outstanding units/shares	6,610
The following table sets forth our total NAV and NAV per unit/share by class as of July 31, 2024 ($ and units/shares in thousands, except per unit/share data):

NAV Per Unit/Share	Class E Units	Class E Shares	Total
Net asset value	$66,460	$204	$66,664
Number of outstanding units/shares	6,590	20	6,610
NAV per unit/share as of July 31, 2024	$10.09	$10.09	$10.09
The valuation of our real property as of July 31, 2024 was provided by Altus Group U.S. Inc., our Independent Valuation Advisor, in accordance with our valuation guidelines. Certain key assumptions that were used by the Independent Valuation Advisor in the discounted cash flow analysis are set forth in the following table.

Property Type	Discount Rate	Exit Capitalization Rate
Industrial	7.25%	5.75%
A change in these assumptions would impact the calculation of the value of our real property. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on the value of real property:

Input	Hypothetical Change	Industrial Property Value
Discount Rate	0.25% decrease	2.00%
	0.25% increase	(1.80)%
Exit Capitalization Rate	0.25% decrease	2.80%
	0.25% increase	(2.40)%

Our total NAV presented in the following tables includes the NAV of Class E shares of common stock as well as Class E units of our Operating Partnership held by an affiliate of our Sponsor. The following table provides a breakdown of the major components of our total NAV as of June 30, 2024 ($ and units/shares in thousands):

Components of NAV	June 30, 2024
Investment in real estate	$61,200
Cash and cash equivalents	2,337
Other assets	2,319
Other liabilities	(603)
Preferred stock	(220)
Net asset value	$65,033
Number of outstanding units/shares	6,470
The following table sets forth our total NAV and NAV per unit/share by class as of June 30, 2024 ($ and units/shares in thousands, except per unit/share data):

NAV Per Unit/Share	Class E Units	Class E Shares	Total
Net asset value	$64,831	$202	$65,033
Number of outstanding units/shares	6,450	20	6,470
NAV per unit/share as of June 30, 2024	$10.05	$10.05	$10.05
Status of our Current Public Offering
Our public offering was declared effective by the SEC on August 1, 2023, and we are currently offering on a continuous basis up to $5.0 billion in shares of our common stock, consisting of up to $4.0 billion in shares in our primary offering and up to $1.0 billion in shares pursuant to our distribution reinvestment plan. As of the date hereof, we have not sold any shares in this offering. We intend to offer and sell shares in our public offering on a monthly basis.
As of March 19, 2024, we satisfied the minimum offering requirement for all jurisdictions other than Pennsylvania and our board of directors authorized us to break escrow in this offering. As of August 14, 2024, we also satisfied the minimum offering requirement for Pennsylvania.
Subscribers should make their checks payable to “EQT Exeter Real Estate Income Trust, Inc.” and wire transfers should be directed to “SS&C GIDS, Inc., as Agent for EQT Exeter Real Estate Income Trust, Inc.”
Real Estate Portfolio
Real Estate Investments as of June 30, 2024

Property	Location	Rentable Square Feet	Date Acquired	Property Type	Purchase Price(1) (in thousands)	Annualized Base Rent (2) (in thousands)	Average Annualized Base Rent per Sq. Ft. (3)	Average Remaining Lease Term in Years	Occupancy
Georgetown Property	Georgetown, TX	449,642	3/20/2024	Industrial	$60,933	$3,809	$8.47	9.4	100%
(1) Purchase price is exclusive of closing costs.

(2) Annualized base rent represents annualized contractual base rental income as of June 30, 2024, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.
(3) Average annualized base rent per square foot is calculated as the annualized base rent divided by the leased rentable square feet.
The Georgetown Property is 100% leased to a single tenant, GAF Energy LLC (“GAFE”). GAFE produces solar shingles and other solar-powered roofing solutions. The Georgetown Property is a distribution and warehouse facility for GAFE’s solar roofing systems. The GAFE lease expires on November 30, 2033, with three five-year extension options. The GAFE lease includes 3% annual rent escalations during the initial term. GAFE’s obligations under the lease are guaranteed by its parent, Standard Industries, Inc.
We acquired this property from a third party unaffiliated with us or our Adviser. We believe that the Georgetown Property is suitable for its intended purpose and is adequately insured. The Georgetown Property will face competition from similarly situated properties in and around its submarket. We do not intend to make significant renovations or improvements to the Georgetown Property. For federal income tax purposes, the cost of the Georgetown Property, excluding the cost attributable to land, will be depreciated on a straight-line basis over 40 years.
Real Estate Investments Subsequent to June 30, 2024
Acquisition of Middletown Property
On August 14, 2024, we, through an indirect subsidiary (the “Middletown Buyer”), acquired a 1,219,021 square foot bulk distribution warehouse facility on approximately 196.3 acres of land in Middletown, Pennsylvania (the “Middletown Property”). On July 19, 2024, our Adviser entered into a purchase and sale agreement (as subsequently amended) with C5LC At Middletown, LLC (“Middletown Seller”), an affiliate of Core5 Industrial Partners, to acquire the Middletown Property. On August 14, 2024, the Adviser assigned the purchase and sale agreement to the Middletown Buyer for $4.00 million, which was the amount of the deposit under the purchase and sale agreement. The Middletown Seller is not affiliated with us or our Adviser.
The purchase price of the Middletown Property was $170.50 million, exclusive of closing costs. We funded the acquisition of the Middletown Property with proceeds from the Middletown Mortgage Loan (defined below) and from the sale of Class E units of our Operating Partnership to EQT Exeter Holdings, an affiliate of our Sponsor.
Construction was completed on the Middletown Property in 2023, and the Middletown Property is 100% leased to a single tenant, Amazon.com Services LLC (“Amazon”). Amazon engages in the retail sale of consumer products, advertising, and subscription services through online and physical stores in North America and internationally. The Middletown Property will be a warehouse and distribution facility for Amazon’s products.
The Amazon lease has a 10-year term expiring on October 31, 2034, with three five-year extension options. The Amazon lease includes 3.5% annual rent escalations during the initial term.
The current annualized base rent for the Amazon lease, which represents annualized contractual base rental income as of August 14, 2024, adjusted to straight-line any contractual rent increases or decreases from our acquisition of the Middletown Property through the balance of the term, is approximately $11.13 million and the current remaining lease term for the Middletown Property tenant is approximately 10.3 years. The current average rental rate over the remaining lease term, which is calculated as the annualized base rent divided by the leased rentable square feet, is $9.13 per square foot. Amazon’s obligations under the lease are guaranteed by its parent, Amazon.com, Inc.
The Middletown Property lease commenced on August 1, 2024 and rental payments commence in November 2024, after the tenant’s free rent period ends. As of August 14, 2024, the annual rental rate was $7.95 per square foot.

We believe that the Middletown Property is suitable for its intended purpose and is adequately insured. The Middletown Property will face competition from similarly situated properties in and around its submarket. We do not intend to make significant renovations or improvements. For federal income tax purposes, the cost of the Middletown Property, excluding the cost attributable to land, will be depreciated on a straight-line basis over 40 years.
Acquisition of Nashville Property
On August 15, 2024, we, through an indirect subsidiary (the “Nashville Buyer”), acquired a 638,330 square foot bulk industrial facility on approximately 38.1 acres of land in Portland, Tennessee (the “Nashville Property”). On June 26, 2024, our Adviser entered into a purchase and sale agreement with Shoals Way Industrial LLC (“Nashville Seller”), an affiliate of Al. Neyer, to acquire the Nashville Property. On August 15, 2024, the Adviser assigned the purchase and sale agreement to the Nashville Buyer for $1.50 million, which was the amount of the deposit under the purchase and sale agreement. The Nashville Seller is not affiliated with us or our Adviser.
The purchase price of the Nashville Property was $75.00 million, exclusive of closing costs. We funded the acquisition of the Nashville Property with proceeds from the State Farm Portfolio Mortgage Loan (defined below) and from the sale of Class E units of our Operating Partnership to EQT Exeter Holdings, an affiliate of our Sponsor.
Construction was completed on the Nashville Property in 2023, and the Nashville Property is 100% leased to a single tenant, Shoals Technologies Group, LLC (“Shoals”). Shoals provides electrical balance of system (EBOS) solutions and components for solar, battery energy, and electric vehicle (EV) charging applications in the United States and internationally. The Nashville Property will be a national manufacturing headquarters and distribution facility for Shoals.
The Shoals lease has an 11.7-year term expiring on October 31, 2035, with three five-year extension options. The Shoals lease includes 3.0% annual rent escalations during the initial term.
The current annualized base rent for the Shoals lease, which represents annualized contractual base rental income as of August 15, 2024, adjusted to straight-line any contractual rent increases or decreases from our acquisition of the Nashville Property through the balance of the term, is approximately $5.76 million and the current remaining lease term for the Nashville Property tenant is approximately 11.3 years. The current average rental rate over the remaining lease term, which is calculated as the annualized base rent divided by the leased rentable square feet, is $9.02 per square foot. Shoals’s obligations under the lease are guaranteed by its parent, Shoals Technologies Group, Inc.
The Nashville Property lease commenced on February 7, 2024 and rental payments commenced on August 1, 2024. As of August 15, 2024, the annual rental rate was $7.60 per square foot.
We believe that the Nashville Property is suitable for its intended purpose and is adequately insured. The Nashville Property will face competition from similarly situated properties in and around its submarket. We do not intend to make significant renovations or improvements. For federal income tax purposes, the cost of the Nashville Property, excluding the cost attributable to land, will be depreciated on a straight-line basis over 40 years.
Property Management Agreements
We expect to retain an affiliate of our Adviser to provide property management and leasing services for most, if not all, of the properties we acquire. In connection with the acquisitions of each of the Georgetown Property, the Middletown Property and the Nashville Property, we, through indirect subsidiaries, entered into property management agreements with Exeter Property Group Advisors, LLC (the “Property Manager”), an affiliate of our Adviser (the “Property Management Agreements”). The Property Management Agreements have terms through the end of the calendar year and will be renewed automatically for successive one-year periods unless terminated by either party giving the other party notice not less than thirty (30) days prior to the expiration of the then-current term. Pursuant to the Property Management Agreements, we pay the Property Manager management fees equal to the lesser of the then-current market rate for services provided and the amount of such fee per the terms of the tenant lease. We will pay the Property Manager leasing commissions based on the then-current market rate; provided if the tenant is represented by a broker, the aggregate commissions would be no more than the then-current market rate. We will reimburse the Property Manager for all reasonable and actual expenditures.
Debt Financings
Middletown Mortgage Loan
In connection with the acquisition of the Middletown Property, on August 14, 2024, we, through the Middletown Buyer, entered into a seven-and-a-half-year mortgage loan with New York Life, an unaffiliated lender, for borrowings of $85.25 million secured by the Middletown Property (the “Middletown Mortgage Loan”). Approximately $79.76 million of the Middletown Mortgage Loan was funded at closing. Approximately $5.49 million is held in an escrow account and will be available for funding upon completion of certain tenant improvements at the Middletown Property and subject to the terms and conditions of the loan agreement. The Middletown Mortgage Loan bears interest at a fixed rate of 5.35%. Monthly payments are interest only throughout the full term of the Middletown Mortgage Loan and the Middletown Mortgage Loan matures on March 1, 2032. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity.
Prepayment is permitted after a 24-month period and provided a prepayment premium is paid. The prepayment premium is based on the greater of (i) 1% of the principal being repaid or (ii) discounted yield maintenance, discounted at the US Treasury rate plus 35 basis points. No prepayment premium is required for the last four months of the term. The Middletown Mortgage Loan is fully recourse to the Middletown Buyer. Our Operating Partnership is the limited guarantor under the Middletown Mortgage Loan and shall be liable for interest payments under the Middletown Mortgage Loan during the tenant's free rent period (which ends on October 1, 2024) and standard non-recourse exceptions with respect to bankruptcy related matters only.
State Farm Portfolio Mortgage Loan
In connection with the acquisition of the Nashville Property, on August 15, 2024, we, through certain of our subsidiaries (collectively, the “State Farm Borrowers”), entered into a ten-year mortgage loan with State Farm, an unaffiliated lender, for borrowings of up to $109.60 million (the “State Farm Portfolio Mortgage Loan”). At closing, approximately $59.87 million was funded under the State Farm Portfolio Mortgage Loan and approximately $8.94 million is held in an escrow account and will be available for funding upon completion of certain tenant improvements at the Nashville Property and subject to the terms and conditions of the loan document. An additional $40.79 million is available for funding on or before September 30, 2024 subject to the addition of another property to secure the loan and the terms and conditions of the loan document.
On August 15, 2024, the State Farm Portfolio Mortgage Loan was secured by the Nashville Property and the Georgetown Property. The State Farm Portfolio Mortgage Loan matures on August 30, 2034.
The State Farm Portfolio Mortgage Loan bears interest at a fixed rate of 5.75% per annum. Monthly payments are interest-only during the entirety of the State Farm Portfolio Mortgage Loan term. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. The State Farm Portfolio Mortgage Loan will be fully recourse to the State Farm Borrowers only.
Prepayment of the loan is permitted after a 24-month period and provided a premium is paid. If the prepayment occurs prior to the date on which eighty-four (84) monthly payments have been made, the prepayment fee shall be equal to the greater of (i) 1% of the entire principal amount of the State Farm Portfolio Mortgage Loan to be prepaid and (ii) a reinvestment yield calculated in accordance with the loan documents. If the prepayment occurs after the date on which eighty-four (84) monthly payments have been paid to State Farm and on or before the date on which ninety-six (96) monthly payments have been paid to State Farm, the prepayment fee shall be equal to two percent (2%) of either (i) the outstanding principal balance of the State Farm Portfolio Mortgage Loan, or (ii) the amount being prepaid, in accordance with the loan documents. If the prepayment occurs after the date on which ninety-six (96) monthly payments have been paid to State Farm and on or before the date on which one hundred fourteen (114) monthly payments have been paid to State Farm, the prepayment fee shall be equal to one percent (1%) of either (i) the outstanding principal balance of the State Farm Portfolio Mortgage Loan, or (ii) the amount being prepaid, in accordance with loan documents. No prepayment fee shall be payable after the date on which one hundred fourteen (114) monthly payments have been made.
Experts
The statements included in this Supplement under the section titled “July 31, 2024 NAV per Share,” relating to the role of Altus Group U.S. Inc. have been reviewed by Altus Group U.S. Inc., an independent valuation advisor, and are included in this Supplement given the authority of such firm as experts in property valuations and appraisals. Altus Group U.S. Inc. does not admit that it is in the category of persons whose consent is required under Section 7 of the Securities Act.
Quarterly Report for the Quarterly Period Ended June 30, 2024
On August 14, 2024, we filed with the SEC our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, a copy of which is attached to this Supplement as Appendix A.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2024
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ______ to ______
Commission File Number: 333-273163

EQT Exeter Real Estate Income Trust, Inc.
(Exact name of Registrant as specified in its charter)

Maryland	88-4108741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Five Radnor Corporate Center
100 Matsonford Road, Suite 250
Radnor, Pennsylvania 19087
(Address of principal executive offices) (Zip Code)
(610) 828-3200
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒
The number of the registrant’s outstanding shares of common stock, par value $0.01 per share, as of August 14, 2024 was 58,790, all of which were Class E shares.

+PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
EQT Exeter Real Estate Income Trust, Inc.
Consolidated Balance Sheets

	June 30, 2024 (unaudited)	December 31, 2023
Assets
Investments in real estate, net	$53,412,058	$—
Cash and cash equivalents	2,336,532	405,049
Real estate related intangibles, net	7,159,237	—
Deferred offering costs	5,243,432	—
Other assets	2,600,044	—
Total Assets	$70,751,303	$405,049
Liabilities and (Deficit) Equity
Accounts payable and accrued expenses	$593,551	$—
Due to affiliates	8,553,481	—
Total Liabilities	9,147,032	—

Redeemable non-controlling interest	64,830,771	—

(Deficit) Equity
Preferred stock, $0.01 par value per share, 100,000,000 shares authorized and 220 shares of Class A ($1,000 liquidation preference per share, callable prior to December 31, 2024 at $50 redemption premium per share) issued and outstanding at June 30, 2024 and December 31, 2023, respectively	220,000	220,000
Common stock - Class T Shares, $0.01 par value per share, 500,000,000 authorized and 0 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Common stock - Class S Shares, $0.01 par value per share, 500,000,000 authorized and 0 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Common stock - Class D Shares, $0.01 par value per share, 500,000,000 authorized and 0 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Common stock - Class I Shares, $0.01 par value per share, 500,000,000 authorized and 0 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Common stock - Class A-I Shares, $0.01 par value per share, 50,000,000 authorized and 0 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Common stock - Class A-II Shares, $0.01 par value per share, 50,000,000 authorized and 0 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Common stock - Class E Shares, $0.01 par value per share, 100,000,000 shares authorized and 58,644 shares and 58,500 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively (including 38,500 unvested restricted shares)	586	585
Additional paid-in capital	521,688	327,748
Accumulated deficit	(3,968,774)	(143,284)
Total (Deficit) Equity	(3,226,500)	405,049
Total Liabilities, Redeemable non-controlling interest and (Deficit) Equity	$70,751,303	$405,049

The accompanying notes are an integral part of these consolidated financial statements.

EQT Exeter Real Estate Income Trust, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenues
Rental revenue	$1,002,556	$—	$1,128,597	$—
	1,002,556	—	1,128,597	—

Expenses
Rental property operating expenses	$56,304	$—	$60,240	$—
General and administrative expenses	612,947	965	2,084,697	965
Organization expenses	—	—	1,186,955	—
Depreciation and amortization	472,470	—	509,394	—
Total Expenses	1,141,721	965	3,841,286	965
Other Income
Interest income	16,263	—	18,220	—
Total other income	16,263	—	18,220	—
Net Loss	$(122,902)	$(965)	$(2,694,469)	$(965)
Dividends to preferred stockholders	(5,500)	(1,344)	(11,000)	(1,344)
Adjust redeemable non-controlling interest to redemption value	(1,207,736)	—	(3,750,913)	—
Net loss attributable to redeemable non-controlling interest	122,509	—	2,637,469	—
Net loss attributable to common stockholders	$(1,213,629)	$(2,309)	$(3,818,913)	$(2,309)
Net loss per share of common stock - basic and diluted	$(60.31)	$(0.12)	$(189.79)	$(0.12)
Weighted-average shares of common stock outstanding - basic and diluted	20,122	20,000	20,122	20,000

There were no operations during the three and six months ended June 30, 2023.

The accompanying notes are an integral part of these consolidated financial statements.

EQT Exeter Real Estate Income Trust, Inc.
Consolidated Statements of Changes in (Deficit) Equity and Redeemable Non-Controlling Interest
(Unaudited)

		Common Stock
	Preferred Stock Class A	Shares	$ Amount	Additional Paid- In Capital	Accumulated Deficit	Total Equity (Deficit)	Redeemable Non-controlling interest
Balance at January 1, 2024	$220,000	58,500	$585	$327,748	$(143,284)	$405,049	$—
Net loss	—	—	—	—	(56,607)	(56,607)	(2,514,960)
Stock based compensation	—	—	—	96,250	—	96,250	—
Contribution from redeemable non-controlling interest	—	—	—	—	—	—	62,200,000
Adjust redeemable non-controlling interest to redemption value	—	—	—	—	(2,543,177)	(2,543,177)	2,543,177
Offering costs	—	—	—	—	—	—	(75,205)
Balance at March 31, 2024	$220,000	58,500	$585	$423,998	$(2,743,068)	$(2,098,485)	$62,153,012
Net loss	—	—	—	—	(390)	(390)	(122,509)
Stock based compensation	—	—	—	96,250	—	96,250	—
Contribution from redeemable non-controlling interest	—	—	—	—	—	—	2,300,000
Distributions to redeemable non-controlling interest	—	—	—	—	—	—	(707,468)
Adjust redeemable non-controlling interest to redemption value	—	—	—	—	(1,207,736)	(1,207,736)	1,207,736
Distribution reinvestment	—	144	1	1,440	—	1,441	—
Preferred stock dividend	—	—	—	—	(11,000)	(11,000)	—
Distributions declared on common stock	—	—	—	—	(6,580)	(6,580)	—
Balance at June 30, 2024	$220,000	58,644	$586	$521,688	$(3,968,774)	$(3,226,500)	$64,830,771

		Common Stock
	Preferred Stock Class A	Shares	$ Amount	Additional Paid- In Capital	Accumulated Deficit	Total Equity
Balance at January 1, 2023	$—	20,000	$200	$199,800	$(65)	$199,935
Balance at March 31, 2023	$—	20,000	$200	$199,800	$(65)	$199,935
Net loss	—		—	—	(965)	(965)
Issuance of preferred stock	220,000	—	—	—		220,000
Preferred stock dividend	—	—	—	—	(1,344)	(1,344)
Balance at June 30, 2023	$220,000	20,000	$200	$199,800	$(2,374)	$417,626

The accompanying notes are an integral part of these consolidated financial statements.

EQT Exeter Real Estate Income Trust, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	June 30, 2024	June 30, 2023
CASH FLOWS PROVIDED BY/ (USED IN) OPERATING ACTIVITIES
Net loss	$(2,694,469)	$(965)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	509,394	—
Straight-line rent amortization	(146,605)	—
Non-cash compensation expense	192,500	—
Change in assets and liabilities
Other assets	(130,018)	—
Due to affiliates	3,085,254	—
Accounts payable and accrued expenses	335,446	—
Net cash provided by/(used in) operating activities	1,151,502	(965)

CASH FLOWS USED IN INVESTING ACTIVITIES
Acquisitions of real estate	(60,944,202)	—
Net cash used in investing activities	(60,944,202)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from redeemable non-controlling interest	64,500,000	—
Payment of deposit	(2,297,000)	—
Proceeds from issuance of preferred stock	—	220,000
Dividends paid on preferred stock	(11,000)	(1,344)
Distributions paid on common stock	(2,934)	—
Distributions paid on redeemable non-controlling interest	(464,883)	—
Net cash provided by financing activities	61,724,183	218,656
Net increase in cash and cash equivalents	1,931,483	217,691
Cash and cash equivalents at beginning of period	405,049	199,935
Cash and cash equivalents at end of period	$2,336,532	$417,626

Non-cash investing and financing activity
Accrued offering costs due to affiliates	$5,318,637	$—
Other accrued costs due to affiliates	$149,590	$—
Accrued acquisition costs	$13,317	$—
Working capital assumed	$107,579	$—
Distribution reinvestment	$1,439	$—
Distributions accrued and not paid — redeemable non-controlling interest	$242,585	$—
Distributions accrued and not paid — common stock	$2,205	$—

There were no operations during the six months ended June 30, 2023.

The accompanying notes are an integral part of these consolidated financial statements.

EQT Exeter Real Estate Income Trust, Inc.
Notes to Consolidated Financial Statements (Unaudited)
June 30, 2024
1. Organization and Business Purpose
EQT Exeter Real Estate Income Trust, Inc. (the “Company”) was formed on September 2, 2022, as a Maryland corporation and intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2024. The Company was organized to invest primarily in stabilized, income oriented commercial real estate in the United States. The Company is the sole general partner of EQT Exeter REIT Operating Partnership, LP, a Delaware limited partnership (“EQRT OP”). EQRT Special Limited Partner LLC, a Delaware limited liability company (the “Special Limited Partner”) and an affiliate of the Company's advisor, owns a special limited partner interest in EQRT OP. Substantially all of the Company’s business is conducted through EQRT OP. The Company commenced its principal operations with the acquisition of its first real estate investment on March 20, 2024. The Company and EQRT OP are externally managed by Exeter Property Group, LLC (the “Adviser”), an affiliate of EQT AB (the “Sponsor”).

The Company intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 2024. In order to qualify and to maintain qualification as a REIT, the Company will be required to, among other things, distribute as dividends at least 90% of its REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to stockholders and meet certain tests regarding the nature of its income and assets.
As of June 30, 2024, the Company owned one industrial property.

2. Summary of Significant Accounting Policies
Basis of Presentation
These financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the applicable rules and regulations of the Securities and Exchange Commission ("SEC") and include the accounts of the Company and the Company's subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements, in the opinion of management, include all necessary adjustments, consisting of only normal and recurring items, necessary for a fair statement of the Company’s financial position and results of operations for the interim period. The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements. The accompanying unaudited consolidated interim financial statements do not include all information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the Company’s audited consolidated financial statements as of December 31, 2023 as filed with the SEC. The results of operations for the three and six months ended June 30, 2024 are not necessarily indicative of the results to be expected for the full year or any future period.
There is no comprehensive income (loss) therefore the consolidated statement of comprehensive income (loss) is not presented.
Principles of Consolidation
The Company consolidates all entities that it controls through either majority ownership or voting rights. In addition, the Company consolidates all variable interest entities ("VIEs") of which it is considered the primary beneficiary. VIEs are defined as entities in which equity investors (i) do not have the characteristics of a controlling financial interest and/or (ii) do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The entity that consolidates a VIE is known as the primary beneficiary and is generally the entity with (i) the power to direct the activities that most significantly affect the VIE's economic performance, and (ii) the right to receive benefits from the VIE or the obligation to absorb losses of the VIE that could be significant to the VIE.
EQRT OP is considered to be a VIE. The Company consolidates this entity as it has the ability to direct the most significant activities of the entity such as purchases, dispositions, financings, budgets, and overall operating plans. The share of assets, liabilities and operations of the Company related to EQRT OP units held by parties other than the Company are included in redeemable non-controlling interest in the mezzanine equity section on the Company's consolidated balance sheet.
Cash and Cash Equivalents
Cash and cash equivalents represent cash held in banks, cash on hand, and liquid investments with original maturities of three months or less. The Company may at times have bank balances in excess of federally insured amounts. As of June 30, 2024, the Company held $1,262,830 of cash equivalents and did not hold any cash equivalents as of December 31, 2023.
Fair Value Measurements
Under normal market conditions, the fair value of an investment is the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price). Additionally, there is a hierarchal framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment and the state of the marketplace, including the existence and transparency of transactions between market participants. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. Investments measured and reported at fair value are classified and disclosed in one of the following levels within the fair value hierarchy:
Level 1- quoted prices are available in active markets for identical investments as of the measurement date. The Company does not adjust the quoted price for these investments.
Level 2- quoted prices are available in markets that are not active or model inputs are based on inputs that are either directly or indirectly observable as of the measurement date.
Level 3- pricing inputs are unobservable and include instances where there is minimal, if any, market activity for the investment. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.
The fair values of financial instruments, including cash and cash equivalents, accounts receivable and other financial instruments, included in other assets, accounts payable, accrued expenses and other liabilities approximate their respective carrying values at June 30, 2024 or December 31, 2023.
Investment in Real Estate and Lease Intangibles
Acquisitions of properties are accounted for utilizing the acquisition method and, accordingly, the operations of acquired properties are included in the Company's results of operations from their respective dates of acquisition. The Company allocates the purchase price to acquired tangible and intangible assets (including land, buildings, tenant improvements, “above-market” and “below-market” leases, acquired in-place leases, other identified intangible assets and assumed liabilities) based on their respective fair values at the date of acquisition.
The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. The fair value of acquired in-place leases is the costs the Company would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions, legal costs, and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, the Company evaluates the time period over which such occupancy levels would be achieved. Such evaluation includes an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition are amortized over the remaining lease term. The amortization of in-place lease intangibles is recorded in depreciation and amortization expense on the Company's consolidated statements of operations.
Acquired above- and below-market lease values are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the in-place leases and the Company's estimate of fair value lease rates for the corresponding in-place leases. The capitalized above- and below-market rentals are amortized as adjustments to rental revenue over the remaining terms of the respective leases, which include periods covered by bargain renewal options. Should a tenant terminate its lease, the unamortized portion of the in-place lease value will be charged to amortization expense and the unamortized portion of above-market or below-market lease value will be charged to rental revenue.

The Company's investments in real estate are stated at cost and are generally depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Description	Depreciable Life
Buildings and improvements	10	—	40 years
Lease intangibles and leasehold improvements	Lease term
Significant improvements to properties are capitalized, whereas repairs and maintenance expenses at the Company's properties are expensed as incurred and included in rental property operating expenses on the Company's consolidated statements of operations.
Impairment of Real Estate Portfolio
The Company will review its real estate portfolio to ascertain if there are any indicators of impairment in the value of any of its real estate assets, including deferred costs and intangibles, in order to determine if there is any need for an impairment charge. For each real estate asset owned for which indicators of impairment exist, if the undiscounted cash flow analysis yields an amount which is less than the assets’ carrying amount, an impairment loss will be recorded to the extent that the fair value is lower than the asset’s carrying amount. Real estate assets that are expected to be disposed of are valued at the lower of carrying amount or fair value less costs to sell on an individual asset basis. Any impairment charge taken with respect to any part of the Company's real estate portfolio will reduce the Company's earnings and assets to the extent of the amount of any impairment charge, but it will not affect the Company's cash flow or its distributions until such time as the Company disposes of the property.
Revenue Recognition

The Company's rental revenue consists of base rent and tenant reimbursement income arising from tenant leases at the Company's properties under operating leases. Base rent is recognized on a straight-line basis over the life of the lease, including any rent step-ups or abatements. The Company accounts for base rental revenue (lease component) and common area expense reimbursement (non-lease component) as one lease component under Accounting Standards Codification 842, "Leases". Expenses paid by the lessee directly to a third party on behalf of the Company under triple-net lease arrangements, where the tenant is solely responsible for property-related costs such as real estate taxes, are excluded from non-lease components and from recognition in the Company’s statement of operations. Conversely, tenant reimbursements for non-lease components, such as utilities, insurance, and real estate taxes, are classified within this lease component.
The Company evaluates the collectability of receivables related to rental revenue on an individual lease basis. Management exercises judgment in assessing collectability and considers the length of time a receivable has been outstanding, tenant creditworthiness, payment history, available information about the financial condition of the tenant, and current economic trends, among other factors. Tenant receivables that are deemed uncollectible are recognized as a reduction to rental revenue. Any future cash receipt on leases that were previously deemed uncollectible will be recorded as income on a cash basis.
Income Taxes
The Company was a taxable corporation for the year ended December 31, 2023. The Company intends to make an election to be taxed and to operate in a manner that will allow it to qualify as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 2024. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes 100% of its taxable income to its stockholders. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.
Organization and Offering Expenses
Pursuant to the advisory agreement among the Company, EQRT OP, and the Adviser, the Adviser or its affiliates have agreed to pay for all organization and offering expenses on behalf of the Company (including legal, accounting, and other expenses attributable to the Company’s organization, but excluding upfront selling commissions, dealer manager fees and distribution fees) through March 19, 2025, which is the first anniversary of the date the Company broke escrow for its initial public offering (the "Offering"). The Company will reimburse the Adviser for all such advanced expenses ratably over a 60-month period commencing March 19, 2025.

As of June 30, 2024 and December 31, 2023, the Adviser and its affiliates have incurred organization and offering costs on the Company’s behalf of $6,505,592 and $5,470,431, respectively, in the Offering and in private offerings.

As of June 30, 2024, the Company has $5,243,432 of deferred offering costs on its consolidated balance sheet. These costs will be charged to equity as shares are sold in the offerings.
Operating Expenses
The Adviser will advance, on behalf of the Company, certain of the Company's general and administrative expenses through the earlier of (i) the first date that the aggregate net asset value ("NAV") of the Company's outstanding shares of common stock, along with EQRT OP units held by parties other than the Company, reaches $500 million and (ii) March 19, 2025, which is the first anniversary of the date the Company broke escrow for the Offering, at which point the Company will reimburse the Adviser for all such advanced general and administrative expenses ratably over the 60 months following such date. As of June 30, 2024 and December 31, 2023, the Adviser has advanced $2,038,165 and $960,534, respectively, for such costs.
Share Based Payments
The Company records compensation cost related to the restricted common stock awards for its independent directors based on the grant date fair value which is amortized into expense over the vesting period on a straight-line basis.
Net Loss per Share of Common Stock
Basic net loss per common share is computed by dividing net loss attributable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders for the period by the weighted average number of shares of common stock and common stock equivalents outstanding (unless their effect is anti-dilutive) for the period. For the three and six months ended June 30, 2024, unvested Class E common shares awarded to the Company's independent directors are excluded from the calculation of diluted earnings per share as the inclusion of such potential common shares in the calculation would be anti-dilutive. The Company does not have any other dilutive securities outstanding that would cause basic net loss per share and diluted net loss per share to differ.
3. Investment in Real Estate
Investment in real estate, net, consisted of the following:

June 30, 2024
Building and building improvements	$31,895,302
Land and land improvements	21,795,966
Total	53,691,268
Accumulated depreciation	(279,210)
Investment in real estate, net	$53,412,058

Acquisitions

On March 20, 2024, the Company, through an indirect subsidiary, acquired a manufacturing and distribution warehouse facility in Georgetown, Texas (the "Georgetown Property"). The following table summarizes the purchase price allocation:

Building and building improvements	$31,895,302
Land and land improvements	21,795,966
In-place lease intangibles	2,364,599
Tenant origination costs	5,009,231
Total purchase price	$61,065,098
Working capital assumed	(107,579)
Unpaid acquisition costs	(13,317)
Net purchase price	$60,944,202

There were no acquisitions during the three months ended June 30, 2024.
4. Intangibles
The Company did not have any intangibles as of December 31, 2023. The gross carrying amount and accumulated amortization of the Company's real estate related intangible assets consisted of the following as of June 30, 2024:

June 30, 2024
Intangible assets:
In-place lease intangibles	$2,364,599
Tenant origination costs	5,009,231
7,373,830
Accumulated amortization:
In-place lease intangibles	(68,814)
Tenant origination costs	(145,779)
Total real estate intangible assets, net	$7,159,237

The intangibles assets associated with the property are amortized over the remaining lease term. As a result, the Company's real estate-related intangibles have a weighted average amortization period of approximately 9.4 years remaining.

The estimated future amortization of the Company's real estate related intangibles for each of the next five years and thereafter as of June 30, 2024, is as follows:

	In-Place Lease Intangibles	Tenant Origination Costs	Total
2024 (remaining)	$121,901	$258,236	$380,137
2025	243,800	516,473	760,273
2026	243,800	516,473	760,273
2027	243,800	516,473	760,273
2028	243,800	516,473	760,273
2029	243,800	516,473	760,273
Thereafter	954,884	2,022,851	2,977,735
	$2,295,785	$4,863,452	$7,159,237

5. Other Assets
The following table details the components of the Company's other assets at June 30, 2024:

June 30, 2024
Receivables	$169,045
Prepaid expenses	87,286
Other (1)	2,343,713
Total - Other Assets	$2,600,044

(1) Included in other assets is a $2.30 million deposit with a financial institution that is refundable at June 30, 2024 based on the terms of the loan application.
6. Related Party Transactions
The following table presents the details of due to affiliates:

June 30, 2024
Due to the Adviser
Advanced organization and offering costs	$6,505,592
Advanced general and administrative expenses	2,038,165
8,543,757
Due to Exeter Property Group Advisors, LLC
Property management fee	9,724
Total	$8,553,481

The Company and EQRT OP entered into an amended and restated advisory agreement with the Adviser on March 19, 2024. Pursuant to the advisory agreement, the Adviser is responsible for sourcing, evaluating and monitoring the Company’s investment opportunities and making decisions related to the acquisition, management, financing and disposition of the Company’s assets, in accordance with the Company’s investment objectives, guidelines, policies and limitations, subject to oversight by the Company’s board of directors.
The Company will pay the Adviser an annual management fee (payable monthly in arrears) of 1.25% of the aggregate NAV represented by the Company’s Class T shares, Class S shares, Class D shares and Class I shares, 0.50% of the aggregate NAV represented by the Company's Class A-I shares and 0.90% of the aggregate NAV represented by the Company's Class A-II shares. Additionally, to the extent that EQRT OP issues EQRT OP units to parties other than the Company, EQRT OP will pay the Adviser a management fee equal to 1.25% of the aggregate NAV of EQRT OP units not held by the Company per annum, payable monthly in arrears. No management fee will be paid with respect to Class E shares or Class E units of EQRT OP. The management fee will be paid, at the Adviser’s election, in cash, Class E shares of common stock, or Class E units of EQRT OP. The Adviser has agreed to waive its management fee for the first six full calendar months following March 19, 2024, the date the Company broke escrow for the Offering. If the Adviser elects to receive any portion of its management fee in Class E shares or Class E units of EQRT OP, the Company may be obligated to repurchase such Class E shares or Class E units from the Adviser at a later date. Such repurchases will be outside the Company’s share repurchase plan and thus will not be subject to the repurchase limits of the share repurchase plan or any Early Repurchase Deduction. See Note 9, "Equity and Redeemable Non-controlling Interest--Share Repurchases".
So long as the advisory agreement has not been terminated, the Special Limited Partner will hold a performance participation interest in EQRT OP that entitles it to receive an allocation from EQRT OP equal to 12.5% of the annual Total Return, subject to a 5% annual Hurdle Amount and a High-Water Mark, with a Catch-Up (each term as defined in the EQRT OP Second Amended and Restated Limited Partnership Agreement). Such allocation will be measured annually and accrued monthly. Class E units of EQRT OP will not be subject to the performance participation allocation. Distributions on the performance participation interest may be distributable in cash or Class E units at the election of the Special Limited Partner. See Note 9, "Equity and Redeemable Non-controlling Interest--Share Repurchases".
In addition, EQTE Brokerage LLC, (the “Dealer Manager”), an affiliate of the Adviser, serves as the dealer manager for the Offering. The Dealer Manager registered as a broker dealer with the SEC and the Financial Industry Regulatory Authority, Inc. (“FINRA”) on May 16, 2023. The Company entered into an agreement (the “Dealer Manager Agreement”)

with the Dealer Manager in connection with the Offering on August 1, 2023. The Dealer Manager also serves as the dealer manager for the Company’s private offerings of Class A-I and Class A-II shares to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

The Dealer Manager is entitled to receive upfront selling commissions of up to 3.0%, and upfront dealer manager fees of 0.5%, of the transaction price of each Class T share sold in the primary offering; however, such amounts may vary for certain selected dealers provided that the sum will not exceed 3.5% of the transaction price. The Dealer Manager is entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class S share sold in the primary offering. The Dealer Manager is entitled to receive upfront selling commissions of up to 1.5% of the transaction price of each Class D share sold in the primary offering. The Dealer Manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, selected dealers. No upfront selling commissions or dealer manager fees are paid with respect to purchases of Class A-I shares, Class A-II shares, Class I shares, Class E shares or shares of any class sold pursuant to the Company’s distribution reinvestment plan.
Subject to FINRA limitations on underwriting compensation and certain other limitations and subject to the provisions for the conversion of Class T shares, Class S shares and Class D shares into Class I shares, the Dealer Manager will also receive a distribution fee of 0.85%, 0.85% and 0.25% per annum of the aggregate NAV of the Company’s outstanding Class T shares, Class S shares and Class D shares, respectively. There is no distribution fee with respect to Class A-I shares, Class A-II shares, Class I shares or Class E shares. The distribution fees will be paid monthly in arrears. The Dealer Manager will reallow (pay) all or a portion of the distribution fees to selected dealers and servicing broker-dealers, and will rebate distribution fees to the Company to the extent a broker-dealer is not eligible to receive them. The Company will cease paying the distribution fee with respect to any Class T share, Class S share or Class D share held in a stockholder’s account at the end of the month in which the Dealer Manager, in conjunction with the transfer agent, determines that total upfront selling commissions, dealer manager fees and distribution fees paid with respect to the shares held by such stockholder within such account would equal or exceed, in the aggregate, 8.75% (or a lower limit as set forth in the applicable agreement between the Dealer Manager and a selected dealer at the time such shares were issued) of the gross proceeds from the sale of such shares and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan) (collectively, the “Fee Limit”). At the end of such month, each such Class T share, Class S share or Class D share in such account (including shares in such account purchased through the distribution reinvestment plan or received as a stock dividend) will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. The Company will accrue the cost of the distribution fee as an offering cost at the time each Class T, Class S and Class D share is sold during the primary offering.
The Company expects to retain an affiliate of the Adviser to provide property management and leasing services for most, if not all, of the properties the Company acquires. In connection with the acquisition of the Georgetown Property, on March 20, 2024, the Company, through an indirect subsidiary, entered into a property management agreement with Exeter Property Group Advisors, LLC (the “Property Manager”), an affiliate of the Adviser (the “Property Management Agreement”). The Property Management Agreement has a term through the end of the calendar year and will be renewed automatically for successive one-year periods unless terminated by either party giving the other party notice not less than thirty (30) days prior to the expiration of the then-current term. Pursuant to the Property Management Agreement, the Company will pay the Property Manager management fees equal to the lesser of the then-current market rate for services provided and the amount of such fee per the terms of the tenant lease. The Company will pay the Property Manager leasing commissions based on the then-current market rate; provided if the tenant is represented by a broker, the aggregate commissions would be no more than the then-current market rate. The Company will reimburse the Property Manager for all reasonable and actual expenditures. During the six months ended June 30, 2024, the Company accrued $9,724 of property management fees due to the Property Manager.
The Company may retain an affiliate of the Adviser to provide development and construction services for certain properties the Company acquires. In addition, the Company may retain certain of the Adviser’s affiliates for necessary services relating to the Company’s investments or its operations, including accounting services, valuation support services, account management services, corporate secretarial services, data management services, directorship services, information technology services, finance/ budget services, human resources, judicial processes, legal services, operational services, risk management services, tax services, treasury services, loan management services, property, title and/or other types of insurance and related services, transaction support services, transaction consulting services and other similar operational matters. The Adviser’s affiliates may charge fees and expenses to the Company for the provision of such services. EQRT OP may also issue equity incentive compensation to certain employees of such affiliates for services provided. Any compensation paid to the Adviser’s affiliates for any such services will not reduce the management fee nor the performance participation allocation.

In addition to the organization, offering and general and administrative expense reimbursements described herein (see Note 2, "Summary of Significant Accounting Policies"), the Company will reimburse the Adviser for out-of-pocket costs and expenses the Adviser incurs in connection with the services it provides to the Company, including, but not limited to, (i) the actual cost of goods and services used by the Company and obtained from third parties, including fees paid to administrators, consultants, attorneys, technology providers and other service providers, and brokerage fees paid in connection with the purchase and sale of investments and securities, and (ii) expenses of managing and operating the Company’s properties, whether payable to an affiliate or a non-affiliated person.
The Company will not pay the Adviser any acquisition, financing (except interest payments to the lender in cases where the lender is an affiliate of the Adviser) or other similar fees in connection with making investments. The Company will, however, reimburse the Adviser for out-of-pocket expenses in connection with the selection and acquisition of properties and real estate-related securities, whether or not such investments are acquired, and make payments to third parties in connection with making investments. In connection with the Company's acquisition of the Georgetown Property, on March 20, 2024, the Adviser assigned the purchase and sale agreement for the property to a subsidiary of the Company for $1,500,000, which was the amount of the deposit under the purchase and sale agreement. The Adviser advanced $103,602 of closing costs on the Company's behalf for this acquisition. The Company repaid the Adviser for the deposit and advanced closing costs on March 20, 2024.
On July 11, 2023, the Adviser and EQRT OP entered into an Investment Management Agreement (the “Investment Management Agreement”) with J.P. Morgan Investment Management Inc. (“JP Morgan”). Pursuant to the Investment Management Agreement, JP Morgan will serve as a sub-advisor to the Adviser and act as the investment manager for the Company’s portfolio of short-term investments, which may include real estate-related securities. Under the terms of the Investment Management Agreement, JP Morgan’s fee for its services will be paid entirely by the Adviser and not by the Company.

In addition, see Note 9, "Equity and Redeemable Non-controlling Interest", for information regarding investments in the Company or EQRT OP by the Adviser, an affiliate of the Sponsor and eight officers and employees of the Adviser and its affiliates.
7. Leases
The Company's rental revenue consists of rent earned from the operating lease at the Company's industrial property. The lease includes a fixed base rent, subject to annual step-ups and a variable component. The variable component of the

Company's operating lease consists of reimbursement of operating expenses such as insurance and common area maintenance costs.
The following table summarizes the fixed and variable components of the Company's operating lease for the three and six months ended June 30, 2024:

	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
Fixed lease payments	$952,129	$1,074,984
Variable lease payments	50,427	53,613
Total rental revenue	$1,002,556	$1,128,597

The following table presents the undiscounted future minimum rents the Company expects to receive for its industrial property as of June 30, 2024:

Year	Future Minimum Rents
2024 (remaining)	$1,679,413
2025	3,416,530
2026	3,518,074
2027	3,624,115
2028	3,732,029
2029	3,842,566
Thereafter	16,197,978
$36,010,705

8. Economic Dependency
The Company is dependent on the Adviser and its affiliates for certain services that are essential to it, including the sale of the Company’s shares of common stock, acquisition and disposition decisions, and certain other responsibilities. In the event that the Adviser and its affiliates are unable or unwilling to provide such services, the Company would be required to find alternative service providers.
9. Equity and Redeemable Non-controlling Interest
Authorized Capital
As of June 30, 2024 and December 31, 2023, the Company was authorized to issue up to 2,200,000,000 and 2,100,000,000 shares of common stock, par value $0.01 per share, respectively, and up to 100,000,000 shares of preferred stock, par value $0.01 per share, respectively. Of the 100,000,000 shares of preferred stock authorized as of June 30, 2024 and December 31, 2023, 220 shares were issued and classified as Class A shares.
As of June 30, 2024 and December 31, 2023, the Company had the following classes of common stock authorized, issued and outstanding:

		June 30, 2024		December 31, 2023
Classification	Par Value Per Share	Shares Authorized	Shares Issued and Outstanding	Shares Authorized	Shares Issued and Outstanding
Class A-I Shares	$0.01	50,000,000	—	—	—
Class A-II Shares	$0.01	50,000,000	—	—	—
Class T Shares	$0.01	500,000,000	—	500,000,000	—
Class S Shares	$0.01	500,000,000	—	500,000,000	—
Class D Shares	$0.01	500,000,000	—	500,000,000	—
Class I Shares	$0.01	500,000,000	—	500,000,000	—
Class E Shares (1)	$0.01	100,000,000	58,644	100,000,000	58,500
Total		2,200,000,000	58,644	2,100,000,000	58,500

(1)    Included in Class E shares issued and outstanding is an aggregate of 38,500 unvested restricted shares of Class E common stock, $0.01 par value per share, with a grant date fair value of $10.00 per share that the Company issued to its four independent directors as compensation for their services pursuant to the Company’s independent director compensation plan on September 1, 2023. See "Share Based Compensation" below for details.
Offerings
On August 1, 2023, the Company registered the Offering with the SEC for up to $5,000,000,000 in shares of common stock, consisting of up to $4,000,000,000 in shares in its primary offering and up to $1,000,000,000 in shares pursuant to its distribution reinvestment plan. The Company intends to sell any combination of four classes of shares of its common stock in the Offering, Class T shares, Class S shares, Class D shares and Class I shares, with a dollar value up to the maximum offering amount. The share classes in the Offering have different upfront selling commissions and dealer manager fees, and different ongoing distribution fees. The terms of the Offering required the Company to hold investors’ funds from the Offering in an interest-bearing escrow account until the Company received purchase orders for at least $25,000,000 of its common stock or units of EQRT OP in the Offering or in separate private transactions (including purchase orders by the Adviser, the Sponsor, their affiliates and the Company’s directors and officers, which purchases were not limited in amount) and the Company’s board of directors authorized the release of funds in the escrow account to the Company. On March 19, 2024, EQT Exeter Holdings US, Inc. (“EQT Exeter Holdings”), an affiliate of the Sponsor, purchased 6,220,000 Class E units of EQRT OP for $62,200,000, or $10.00 per unit. As such, as of March 19, 2024, the Company satisfied the minimum offering requirement for all jurisdictions other than Pennsylvania and the Company’s board of directors authorized the Company to break escrow in the Offering. The purchase price per share for each class of common stock in the Offering will vary and will generally equal the Company’s prior month’s NAV per share, as determined monthly, plus applicable upfront selling commissions and dealer manager fees.
The Company is conducting private offerings of its Class A-I and Class A-II shares to “accredited investors” as defined in Regulation D promulgated under the Securities Act. These private offerings are being conducted pursuant to Regulation D and other applicable exemptions. The purchase price per share for each class of common stock in the private offerings will vary and will generally equal the Company's prior month's NAV per share, as determined monthly.
EQT Exeter Holdings has committed to purchase $200,000,000 in Class E shares of the Company’s common stock or Class E units of EQRT OP, or a combination thereof (the “Sponsor Committed Amount”); provided that EQT Exeter Holdings may invest a smaller amount to the extent the reduction is offset by an investment by other affiliates of the Sponsor and their officers and employees. The Sponsor Committed Amount is inclusive of (a) the 6,220,000 Class E units of EQRT OP acquired by EQT Exeter Holdings on March 19, 2024 for an aggregate purchase price of $62,200,000, and (b) the 230,000 Class E units of EQRT OP acquired by EQT Exeter Holdings on June 11, 2024 for an aggregate purchase price of $2,300,000.
Class E shares and Class E units are not available for purchase in the Offering. Class E shares and Class E units are only available for purchase in private transactions by (i) the Adviser, the Sponsor and their affiliates, (ii) employees of the Adviser, the Sponsor and their affiliates and (iii) the Company’s officers and directors. During the escrow period, the per share purchase price for Class E shares and Class E units was $10.00 per share or unit. After the close of the escrow period, Class E shares and Class E units are sold at the then-current transaction price, which will generally be the prior month’s NAV per share or unit for such class. The Class E shares and Class E units are not subject to any upfront selling commissions, dealer manager fees, distribution fees, management fees payable to the Adviser or the performance participation allocation to the Special Limited Partner.

In 2022, the Company was capitalized with a $200,000 investment by the Adviser in exchange for the issuance of 20,000 shares of the Company’s common stock. The Adviser may not sell, transfer or dispose of these 20,000 shares to any party other than an affiliate of the Adviser while the Sponsor or any affiliate serves as the sponsor to the Company.
Distributions

Distributions are authorized at the discretion of the Company's board of directors, in accordance with its earnings, cash flows and general financial condition. The Company generally intends to distribute substantially all of its REIT taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to its stockholders each year to comply with the REIT provisions of the Code.

The following table details the aggregate distributions declared on the Company’s shares of Class E common stock, which was the only class of the Company’s common stock outstanding, during the three and six months ended June 30, 2024:

	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
	Class E	Class E
Aggregate distributions declared per share of common stock	$0.11235	$0.11235

Preferred Stock
On June 9, 2023, the Company issued 220 shares of Class A preferred stock to eight officers and employees of the Adviser and its affiliates at a price of $1,000 per share. The shares of Class A preferred stock pay a 10% annual dividend and have a $1,000 per share liquidation preference. The Class A preferred stock may be redeemed at any time in the Company’s discretion by payment of $1,000 per share plus a $50 per share redemption premium in the event of redemption prior to December 31, 2024. The shares of Class A preferred stock have no voting rights and may not be converted into any other class of security.

During the three and six months ended June 30, 2024, the Company's board of directors declared a total of $11,000 of cumulative dividends on the Class A preferred shares. During the three and six months ended June 30, 2023, the Company's board of directors declared a total of $1,344 of cumulative dividends on the Class A preferred shares.
Share Based Compensation
The Company's board of directors approved the EQT Exeter Real Estate Income Trust, Inc. Independent Director Compensation Plan (the "Director Compensation Plan"), pursuant to which, up to 500,000 shares of the Company's Class E common stock are available for issuance. On September 1, 2023, the Company issued an aggregate of 38,500 restricted shares of Class E common stock to the Company’s four independent directors as compensation for their services pursuant to the Director Compensation Plan. The restricted shares of Class E common stock will vest (i) on the one year anniversary of the grant date, provided that the independent director remains on the board of directors on such vesting date, or (ii) upon the earlier occurrence of his or her termination of service due to his or her death, disability or, if approved by the board of directors, upon a change of control of the Company or for “good reason.” During the three and six months ended June 30, 2024, the Company recorded $96,250 and $192,500 of restricted stock amortization in general and administrative expenses in the consolidated statement of operations. There was no restricted stock amortization for the three and six months ended

June 30, 2023. The following summarizes the activity for Class E common stock issued pursuant to the Director Compensation Plan during the six months ended June 30, 2024:

For the Six Months Ended June 30, 2024			As of June 30, 2024
Type	Restricted Stock	Weighted Average Grant Date Fair Value (per share)	Remaining Amortization Period	Unrecognized Compensation Cost
Unvested restricted shares as of December 31, 2023	38,500	$10.00	2 months	$64,167
Granted	—
Forfeited	—
Vested	—
Unvested restricted shares, end of period	38,500
Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan whereby stockholders in the Offering (other than Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington investors, and clients of certain selected dealers that do not permit automatic enrollment in the distribution reinvestment plan) will have their cash distributions automatically reinvested in additional shares of the Company’s common stock unless they elect to receive their distributions in cash. Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington investors in the Offering, and clients of certain selected dealers that do not permit automatic enrollment in the Company’s distribution reinvestment plan, will automatically receive their distributions in cash unless they elect to have their cash distributions reinvested in additional shares of the Company’s common stock. Investors in Class A-I and Class A-II common stock who purchase shares in private offerings will have their cash distributions automatically reinvested in additional shares of the Company's common stock unless they elect to receive their distributions in cash. The purchase price for shares purchased under the distribution reinvestment plan will be equal to the most recently disclosed transaction price for such shares at the time of the record date for the distribution. Investors in Class E common stock may also elect to have their cash distributions reinvested in additional shares of the Company’s common stock. Stockholders will not pay upfront selling commissions or dealer manager fees when purchasing shares under the distribution reinvestment plan; however, all outstanding Class T, Class S and Class D shares, including those purchased under the distribution reinvestment plan, will be subject to ongoing distribution fees.
Share Repurchases
The Company has adopted a share repurchase plan whereby, on a monthly basis, stockholders may request that the Company repurchase all or any portion of their shares. The Company may choose to repurchase all, some or none of the shares that have been requested to be repurchased at the end of any particular month, in its discretion, subject to a number of limitations in the share repurchase plan. The aggregate NAV of total repurchases of Class A-I, Class A-II, Class T, Class S, Class D, Class I and Class E shares (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of the Company’s common stock, if any, but excluding any Early Repurchase Deduction (as defined below) applicable to the repurchased shares) is limited to no more than 2% of the Company’s aggregate NAV per month (measured using the aggregate NAV attributable to stockholders as of the end of the immediately preceding month) and no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to stockholders as of the end of the immediately preceding three months).
EQT Exeter Holdings and affiliates of the Sponsor and their officers and employees purchasing Class E shares and Class E units in satisfaction of the Sponsor Committed Amount must agree to hold all such shares and units they acquire until the earlier of (i) the first date that the aggregate NAV of the Company’s outstanding shares of common stock, along with the EQRT OP units held by parties other than the Company, reaches $1.0 billion and (ii) March 19, 2027, which is three years from the date of the initial investment by EQT Exeter Holdings. Following such date, holders of Class E shares and Class E units purchased in connection with the Sponsor Committed Amount may request the Company repurchase such Class E shares or Class E units; provided, that (1) the Company will only process repurchases of such Class E shares or Class E units for cash after all other stockholder repurchase requests have been processed, (2) such repurchases of Class E shares for cash will be subject to the 2% monthly and 5% quarterly limitations on repurchases and (3) upon a repurchase request,

EQRT OP will repurchase Class E units for Class E shares or cash (at the holder’s election) unless the board of directors of the Company determines that any such repurchase for cash would be prohibited by applicable law or the partnership agreement of EQRT OP, in which case such Class E units will be repurchased for an amount of Class E shares with an aggregate NAV equivalent to the aggregate NAV of such Class E units; provided further, that repurchases of Class E units for cash will be subject to the 2% monthly and 5% quarterly limitations on repurchases in the share repurchase plan treating all outstanding EQRT OP units held by persons other than the Company as having been exchanged for shares of the Company as of the respective monthly and quarterly measurement dates for calculation of the 2% monthly and 5% quarterly limitations under the repurchase plan. For the avoidance of doubt, repurchases of Class E units for Class E shares will not be subject to the requirement that all other stockholder repurchase requests under the share repurchase plan have been processed and will not be subject to the 2% monthly and 5% quarterly limitations on repurchases. Repurchases of Class E shares and Class E units acquired in connection with the Sponsor Committed Amount will not be subject to the Early Repurchase Deduction.
Shares held by the Adviser acquired as payment of the Adviser’s management fee will not be subject to the share repurchase plan, including with respect to any repurchase limits or the Early Repurchase Deduction, and will not be included in the calculation of the Company’s aggregate NAV for purposes of the 2% monthly or 5% quarterly limitations on repurchases. Notwithstanding the foregoing, the Company has adopted a policy that requires the affiliated-transactions committee of the Company’s board of directors to approve any repurchase request of the Adviser for Class E shares received as payment for the management fee that, when combined with any stockholder repurchase requests submitted through the share repurchase plan, would cause the Company to exceed the 2% monthly or 5% quarterly repurchase limitations of the share repurchase plan. Such approval must find that the repurchase will not impair the Company’s capital or operations and is consistent with the fiduciary duties of the Company’s independent directors.
In addition, holders of Class E units issued in connection with distributions on the performance participation interest may request EQRT OP repurchase such Class E units for Class E shares or cash (at the holder’s election) unless the board of directors of the Company determines that any such repurchase for cash would be prohibited by applicable law or the partnership agreement of EQRT OP, in which case such Class E units will be repurchased for an amount of Class E shares with an aggregate NAV equivalent to the aggregate NAV of such Class E units; provided further, that repurchases of Class E units for cash will be subject to the 2% monthly and 5% quarterly limitations on repurchases in the share repurchase plan treating all outstanding EQRT OP units held by persons other than the Company as having been exchanged for shares of the Company as of the respective monthly and quarterly measurement dates for calculation of the 2% monthly and 5% quarterly limitations under the share repurchase plan. In addition, any repurchases of Class E units in respect of distributions on the performance participation interest will not be subject to the Early Repurchase Deduction.
Shares would be repurchased at a price equal to the transaction price in effect on the applicable repurchase date, subject to any Early Repurchase Deduction. Shares that have not been outstanding for at least one year would be repurchased at 98% of the transaction price (“Early Repurchase Deduction”). The Early Repurchase Deduction will not apply to shares acquired through the Company’s distribution reinvestment plan nor will it apply in the following circumstances (subject to the conditions described in the share repurchase plan): repurchases resulting from death, qualifying disability or divorce; in the event that a stockholder’s shares are repurchased because the stockholder has failed to maintain the $500 minimum account balance; or due to trade or operational error. Due to the illiquid nature of investments in real estate, the Company may not have sufficient liquid resources to fund repurchase requests and has established limitations on the amount of funds the Company may use for repurchases during any calendar month and quarter. The Company’s board of directors may make exceptions to modify or suspend the share repurchase plan if it deems in its reasonable judgment such action to be in the Company’s best interest. The Company’s board of directors will not terminate the share repurchase plan absent a liquidity event which results in the Company’s stockholders receiving cash or securities listed on a national securities exchange or where otherwise required by law.
Redeemable non-controlling interest
As of June 30, 2024, EQRT OP had issued 6,450,000 Class E units to EQT Exeter Holdings for aggregate consideration of $64,500,000. The Company has classified these Class E units as redeemable non-controlling interest in mezzanine equity on the Company's consolidated balance sheet. The redeemable non-controlling interest is recorded at the greater of the carrying amount, adjusted for its share of the allocation of income or loss and dividends, or the redemption value, which is equivalent to fair value, of such EQRT OP units at the end of each measurement period.
The following table details the redeemable non-controlling interest activity related to these units for the six months ended June 30, 2024:

Balance, March 31, 2024	$62,153,012
Contributions	2,300,000
Distributions	(707,468)
Net loss allocation	(122,509)
Adjustment to redemption value	1,207,736
Balance, June 30, 2024	$64,830,771

10. Commitments and Contingencies
The Company was not subject to any material litigation nor was the Company aware of any material litigation threatened against it.
11. Subsequent Events
As of the date of this filing, the Company has evaluated subsequent events and determined that, except as disclosed herein, no events have occurred which would require an adjustment to or additional disclosure in the consolidated financial statements.
Acquisitions and Financing

On August 14, 2024, the Company, through an indirect subsidiary (the “Middletown Buyer”), acquired a 1,219,021 square foot bulk distribution warehouse facility on approximately 196.3 acres of land in Middletown, Pennsylvania (the “Middletown Property”). The purchase price of the Middletown Property was $170.50 million, exclusive of closing costs.

On August 14, 2024, in connection with the Company’s acquisition of the Middletown Property, the Company, through the Middletown Buyer, entered into a seven-and-a-half-year mortgage loan with New York Life, an unaffiliated lender, for borrowings of $85.25 million secured by the Middletown Property (the “Middletown Mortgage Loan”). Approximately $79.76 million of the Middletown Mortgage Loan was funded at closing. Approximately $5.49 million is held in an escrow account and will be available for funding upon completion of certain tenant improvements at the Middletown Property and subject to the terms and conditions of the loan agreement. The Middletown Mortgage Loan bears interest at a fixed rate of 5.35%. Monthly payments are interest only throughout the full term of the Middletown Mortgage Loan which matures on March 1, 2032. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity.

Distributions

On July 31, 2024, the Company declared a distribution of $0.03769 per share for its Class E common stock and $0.03769 per unit for the Class E units of EQRT OP for stockholders and unitholders, respectively, as of the close of business on July 31, 2024. These distributions were paid on August 12, 2024 and were paid in cash or reinvested in shares of the Company's common stock for stockholders participating in the Company's distribution reinvestment plan.

Capital Raising

On July 29, 2024, EQT Exeter Holdings purchased 139,303.4826 Class E units from EQRT OP at a price per unit of $10.05, for an aggregate purchase price of $1,400,000.

On August 9, 2024, EQT Exeter Holdings purchased 9,074,626.8660 Class E units from EQRT OP at a price per unit of $10.05, for an aggregate purchase price of $91,200,000.

The above purchases were part of EQT Exeter Holdings' total committed amount of $200,000,000 of Class E shares of the Company's common stock or Class E units of EQRT OP, or a combination thereof. The remaining commitment at August 14, 2024 was $42,900,000. For more information regarding the Sponsor Committed Amount, see Note 9, "Equity and Redeemable Non-controlling Interest".

Advisory Agreement Renewal

On July 31, 2024, the Company, EQRT OP and the Adviser entered into a Renewal Agreement of Amended and Restated Advisory Agreement (the “Renewal Agreement”) to renew the Amended and Restated Advisory Agreement dated March 19, 2024 (the “Advisory Agreement”). Per the terms of the Advisory Agreement, the Advisory Agreement may be renewed for an unlimited number of successive one-year periods upon the mutual consent of the Company, EQRT OP and the Adviser. The Renewal Agreement extends the term of the Advisory Agreement through July 31, 2025. Other than the one-year extension of the term, there were no changes to the terms of the Advisory Agreement.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References herein to “EQRT”, the “Company,” “we,” “us,” or “our” refer to EQT Exeter Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.
The following discussion should be read in conjunction with the unaudited consolidated financial statements and notes thereto appearing elsewhere in this quarterly report on Form 10-Q.
Forward-Looking Statements
This quarterly report on Form 10-Q contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as "believe", "expect", "anticipate", "estimate", "plan", "continue", "intend", "should", "may" or similar expressions, or the negatives thereof. These may include our financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, statements with respect to acquisitions, statements regarding future performance and statements regarding identified but not yet closed acquisitions. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. We believe these factors also include but are not limited to those described under Part I, Item 1A, "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 29, 2024 (the "Annual Report") and in supplement no. 3 dated July 15, 2024 (“Supplement No. 3”) to our prospectus dated April 19, 2024, filed with the SEC, and any such updated factors included in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and our other filings with the SEC. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.
Overview
We are a Maryland corporation formed on September 2, 2022. We were formed to invest primarily in stabilized, income-oriented commercial real estate in the United States in a range of asset types. To a lesser extent, we also plan to invest in real estate related securities to provide a source of liquidity for our share repurchase plan, cash management and other purposes. We are an externally advised, perpetual-life corporation. We are externally managed by Exeter Property Group, LLC (our "Adviser" or "EQT Exeter"), an affiliate of EQT AB (our "Sponsor").
Our investment objectives are to invest in assets that will enable us to:
•generate current income in the form of regular stable cash distributions to achieve an attractive cash yield;
•preserve and protect invested capital;
•provide a source of potential inflation protection and realize appreciation in net asset value from proactive investment management and asset management; and
•provide an investment alternative for stockholders seeking to allocate a portion of their long-term investment portfolios to commercial real estate with lower volatility than listed public real estate companies.
We cannot assure you that we will achieve our investment objectives. In particular, we note that the net asset value (“NAV”) of non-traded REITs may be subject to volatility related to the values of their underlying assets, and appraisal-based valuations are estimates of fair value and may not necessarily correspond to realizable value.
We plan to own all or substantially all of our assets through our operating partnership, EQT Exeter REIT Operating Partnership, LP, a Delaware limited partnership (the "Operating Partnership" or "EQRT OP"), of which we are the sole general partner.
Our board of directors will at all times have ultimate oversight and policy-making authority over us, including responsibility for governance, financial controls, compliance and disclosure. Pursuant to the advisory agreement among us, the Operating Partnership and our Adviser, however, we have delegated to our Adviser the authority to source, evaluate and monitor our investment opportunities and make decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our board of directors. Affiliates of our Adviser also have extensive experience in providing responsive and professional property management and leasing services as well as development and construction services. We have retained and expect to continue to retain an affiliate of our Adviser to provide property management and leasing services for most, if not all, of the properties we acquire and to provide development and construction services as needed. We believe our most compelling potential competitive strength is our relationship with EQT Exeter, a premier investment manager and, of crucial importance, a vertically integrated operator built on the talent and experience of an extensive network of “hyper-local” real estate professionals.
From September 2, 2022 (date of our formation) to March 18, 2024, our activity had been to prepare for our fundraising through our initial public offering of our common stock. We have registered with the SEC an offering of up to $5,000,000,000 in shares of common stock (the "Offering"), consisting of up to $4,000,000,000 in shares in our primary offering and up to $1,000,000,000 in shares pursuant to our distribution reinvestment plan. The terms of the Offering required us to hold investors’ funds from the Offering in an interest-bearing escrow account until we received purchase orders for at least $25,000,000 of our common stock or units of the Operating Partnership in the Offering or in separate private transactions (including purchase orders by the Adviser, the Sponsor, their affiliates and our directors and officers, which purchases were not limited in amount) and our board of directors authorized the release of funds in the escrow account to us. On March 19, 2024, the Operating Partnership issued 6,220,000 Class E units to EQT Exeter Holdings US, Inc. (“EQT Exeter Holdings”) for an aggregate purchase price of $62,200,000, or $10.00 per unit. As such, as of March 19, 2024, we satisfied the minimum offering requirement for all jurisdictions other than Pennsylvania and our board of directors authorized us to break escrow in the Offering. On June 11, 2024, the Operating Partnership issued an additional 230,000 Class E units to EQT Exeter Holdings for an aggregate purchase price of $2,300,000, or $10.00 per unit. As of August 14, 2024, we have not issued or sold any shares in the Offering.
We also intend to conduct private offerings of Class A-I and Class A-II shares to “accredited investors” as defined in Regulation D ("Regulation D") promulgated under the Securities Act of 1933, as amended. These private offerings will be conducted pursuant to Regulation D and other applicable exemptions.

On March 20, 2024, we acquired our first real estate investment, a 449,642 square foot light manufacturing and distribution warehouse facility on approximately 55 acres of land in Georgetown, Texas (the “Georgetown Property”). The Georgetown Property, constructed in 2023, is 100% leased to a single tenant. The purchase price of the Georgetown Property was approximately $60.9 million, exclusive of closing costs. We funded the acquisition of the Georgetown Property with proceeds from the initial sale of Class E units of the Operating Partnership to EQT Exeter Holdings. The number and type of properties or real estate-related securities that we acquire will depend upon real estate market conditions, the amount and timing of offering proceeds we raise and other circumstances existing at the time we acquire such assets. Subsequent to June 30, 2024, we, through an indirect subsidiary, acquired one industrial property. See Part II, Item 5 “Other Information” of this quarterly report on Form 10-Q.
We are not aware of any material trends or uncertainties, favorable or unfavorable, other than regional or global economic conditions affecting real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from acquiring properties or real estate-related securities, other than those referred to in our Annual Report.
Results of Operations

From September 2, 2022 (date of our formation) to March 18, 2024, our activity had been to prepare for our fundraising through our initial public offering of our common stock and we had not commenced principal operations. As such, comparative results for the three and six months ended June 30, 2023 have not been presented.

Rental revenue

For the three and six months ended June 30, 2024, we earned $1,002,556 and $1,128,597 of rental income from our real estate investment, respectively.

Rental property operating expenses

Rental property operating expenses consist of the costs of ownership and operation of our real estate investment. Examples of rental property operating expenses include insurance, utilities, real estate taxes and repair and maintenance expenses. During the three and six months ended June 30, 2024, rental property operating expenses were $56,304 and $60,240, respectively.

General and administrative expenses and organization expenses

For the three months ended June 30, 2024, we recorded $612,947 of general and administrative expenses and no organization expenses. For the six months ended June 30, 2024, we recorded $2,084,697 of general and administrative expenses and $1,186,955 of organization expenses We do not expect to incur additional material organization costs in the future as our formation is complete and we have commenced principal operations. For a discussion of our Adviser’s support measures, see “—Liquidity and Capital Resources” below.

Depreciation and amortization

Depreciation and amortization expenses are mostly impacted by the fair values assigned to buildings and buildings improvements, land improvements, in-place lease intangibles and tenant origination costs as part of the initial purchase price allocation. During the three and six months ended June 30, 2024, we recorded $472,470 and $509,394 in depreciation and amortization expenses, respectively.

Interest income

For the three and six months ended June 30, 2024, we recorded $16,263 and $18,220 of interest income, respectively, which consisted of interest earned from a short-term investments account.

Adjustment to redeemable non-controlling interest to redemption value
As of June 30, 2024, the Operating Partnership issued 6,450,000 Class E units to EQT Exeter Holdings for aggregate consideration of $64,500,000. We have classified these Class E units as redeemable non-controlling interests in mezzanine equity on our Consolidated Balance Sheet. The redeemable non-controlling interest is recorded at the greater of the carrying amount, adjusted for its share of the allocation of income or loss and dividends, or the redemption value, which is equivalent to fair value, of such Operating Partnership units at the end of each measurement period.
For the three and six months ended June 30, 2024, we recorded $1,207,736 and $3,750,913 as an adjustment to the redeemable non-controlling interest to record it as its redemption value, respectively.

Net Asset Value

We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. The purchase price per share for each class of our common stock will generally be equal to our prior month's NAV per share for the applicable share class, as determined monthly, plus applicable selling commissions and dealer manager fees. Our NAV for each class of shares is based on the net asset values of our investments (including real estate related securities), the addition of any other assets (such as cash on hand) and the deduction of any liabilities, including class-specific accruals, as described in our valuation guidelines. Our Adviser is ultimately responsible for the determination of our monthly NAV. For more information regarding the calculation of our NAV per share of each class and how our properties and real estate related securities will be valued, see “Net Asset Value Calculation and Valuation Guidelines” in our prospectus, as amended and supplemented.
Our total NAV presented in the following tables includes the NAV of Class E shares of our common stock as well as Class E units of our Operating Partnership held by an affiliate of our Sponsor. The following table provides a breakdown of the major components of our total NAV as of June 30, 2024 ($ and units/shares in thousands):

Components of NAV	June 30, 2024
Investments in real estate	$61,200
Cash and cash equivalents	2,337
Other assets	2,319
Other liabilities	(603)
Preferred stock	(220)
Net asset value	$65,033
Number of outstanding shares/units	6,470
The following table sets forth our total NAV and NAV per unit/share by class as of June 30, 2024 ($ and units/shares in thousands, except per unit/share data):

NAV Per Unit/Share	Class E Units	Class E Shares	Total
Net asset value	$64,831	$202	$65,033
Number of outstanding units/shares	6,450	20	6,470
NAV per unit/share as of June 30, 2024	$10.05	$10.05	$10.05

The valuation of our real property as of June 30, 2024 was provided by Altus Group U.S. Inc., our Independent Valuation Advisor, in accordance with our valuation guidelines. Certain key assumptions that were used by the Independent Valuation Advisor in the discounted cash flow analysis are set forth in the following table.

Property Type	Discount Rate	Exit Capitalization Rate
Industrial	7.25%	5.75%

A change in these assumptions would impact the calculation of the value of our real property. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on the value of real property:

Input	Hypothetical Change	Industrial Property Value
Discount Rate	0.25% decrease	2.00%
	0.25% increase	(1.80)%
Exit Capitalization Rate	0.25% decrease	2.80%
	0.25% increase	(2.50)%

The following table reconciles deficit and redeemable non-controlling interest per our consolidated balance sheet as of June 30, 2024 to our NAV ($ shown in thousands):

Reconciliation of Deficit and Redeemable Non-controlling Interest to NAV	June 30, 2024
Deficit under GAAP	$(3,227)
Redeemable non-controlling interest	64,831
Total deficit and redeemable non-controlling interest under GAAP	$61,604
Adjustments:
Preferred stock and accumulated dividends	(229)
Organization, offering costs and operating expenses	3,028
Real estate investments, closing costs and straight-line rent	121
Accumulated depreciation and amortization	509
NAV	$65,033

The following describes the adjustments to reconcile GAAP deficit and redeemable non-controlling interest per our consolidated balance sheet to our NAV:
•Our investment in real estate is presented at historical cost in our GAAP consolidated financial statements. As such, any changes in the fair values of our investment in real estate are not included in our GAAP results. For purposes of determining our NAV, our investments in real estate are recorded at fair value. In addition, adjustments made in accordance with GAAP for straight-line adjustments to rental income are excluded from NAV. Costs paid to acquire real estate investments are excluded from the calculation of investments in real estate for NAV.
•The Adviser has agreed to advance all of our organization and offering expenses on our behalf (other than upfront selling commissions, dealer manager fees and the distribution fees) through March 19, 2025, the first anniversary of the date on which we broke escrow for the Offering. We will reimburse our Adviser for all such advanced expenses ratably over the 60 months following March 19, 2025. For purposes of calculating our NAV, the organization and offering expenses advanced, waived or paid by our Adviser will not be recognized as expenses or as a component of equity and are not reflected in our NAV until we pay our Adviser for these costs. Our Adviser will advance on our behalf certain of our general and administrative expenses through the earlier of (i) the first date that the aggregate NAV of our outstanding shares of common stock, along with the Operating Partnership units held by parties other than us, reaches $500 million and (ii) March 19, 2025, the first anniversary of the date on which we broke escrow for the Offering, at which point we will reimburse our Adviser for all such advanced expenses ratably over the 60 months following such date. These advanced general and administrative expenses are not recognized as expenses or as a component of equity and are not reflected in our NAV until we reimburse the Adviser for these expenses.
•In accordance with GAAP, we depreciate our investments in real estate and amortize certain other assets and liabilities. Such depreciation and amortization is not included for purposes of determining our NAV.
Liquidity and Capital Resources
Our primary needs for liquidity and capital resources are to fund our investments, to make distributions to our stockholders, to repurchase shares of our common stock pursuant to our share repurchase plan, to pay our offering and operating fees and expenses and to pay interest on any outstanding indebtedness we may incur. We anticipate our offering and operating fees and expenses will include, among other things, the management fee we will pay to our Adviser, distribution fees we will pay to the Dealer Manager, legal, audit and valuation expenses, federal and state filing fees, printing expenses, administrative fees, transfer agent fees, marketing and distribution expenses and fees related to acquiring, financing, appraising and managing our properties. In addition, the Operating Partnership will make distributions on the performance participation allocation to its special limited partner. We do not have any office or personnel expenses as we do not have any employees. We will reimburse our Adviser for certain out-of-pocket expenses in connection with our operations.
Our Adviser has agreed to several support measures. Our Adviser has agreed to waive its management fee for the first six full calendar months following March 19, 2024, the date on which we broke escrow for the Offering. Our Adviser has also agreed to advance all of our organization and offering expenses on our behalf (excluding upfront selling commissions, dealer manager fees and the distribution fees) through March 19, 2025, the first anniversary of the date on which we broke escrow for the Offering. We will reimburse our Adviser for all such advanced expenses ratably over the 60 months following March 19, 2025.
In addition, our Adviser will advance on our behalf certain of our general and administrative expenses through the earlier of (i) the first date that the aggregate NAV of our outstanding shares of common stock, along with the Operating Partnership units held by parties other than us, reaches $500 million and (ii) March 19, 2025, the first anniversary of the date on which we broke escrow for the Offering, at which point we will reimburse our Adviser for all such advanced expenses ratably over the 60 months following such date.

As of June 30, 2024 and December 31, 2023, the Adviser had incurred $6,505,592 and $5,470,431, respectively, of organization and offering costs and $2,038,165 and $960,534, respectively, of general and administrative related costs on our behalf.

EQT Exeter Holdings has committed to purchase a total of $200,000,000 in Class E shares of our common stock or Class E units of our Operating Partnership, or a combination thereof (the “Sponsor Committed Amount”); provided that EQT Exeter Holdings may invest a smaller amount to the extent the reduction is offset by an investment by other affiliates of the Sponsor or their officers and employees. The Sponsor Committed Amount is inclusive of (a) the 6,220,000 Class E units of our Operating Partnership acquired by EQT Exeter Holdings on March 19, 2024 for an aggregate purchase price of $62,200,000 and (b) the 230,000 Class E units of our Operating Partnership acquired by EQT Exeter Holdings on June 11, 2024 for an aggregate purchase price of $2,300,000. Subsequent to June 30, 2024, EQT Exeter Holdings acquired an additional 9,213,930.3486 Class E units for an aggregate purchase price of $92,600,000 in connection with the Sponsor Committed Amount. Class E shares and Class E units are only available for purchase in private transactions by (i) the Adviser, the Sponsor and their affiliates, (ii) employees of the Adviser, the Sponsor and their affiliates and (iii) our officers and directors. The Class E shares and Class E units are not subject to any upfront selling commissions, dealer manager fees, distribution fees, management fees payable to our Adviser or the performance participation allocation to the special limited partner.

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ending December 31, 2024. In order to qualify and maintain our qualification as a REIT, we are required to, among other things, distribute as dividends at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains, to our stockholders and meet certain tests regarding the nature of our income and assets. No assurances can be provided regarding our qualification as a REIT.
Over time, we generally intend to fund our cash needs for items other than asset acquisitions from operations. We expect our cash needs for acquisitions will be funded primarily from the sale of shares of our common stock and units of the Operating Partnership and through the assumption or incurrence of debt. We may also fund repurchase requests under our share repurchase plan from sources other than cash flow from operations, including, without limitation, the sale or repayment of our assets, borrowings or offering proceeds, and we have no limits on the amounts we may pay from such sources.
Although we have not received any commitments from lenders to fund a line of credit to date, we may decide to obtain a line of credit to fund acquisitions, to repurchase shares pursuant to our share repurchase plan and for any other corporate purpose. If we decide to obtain a line of credit, we would expect that it would afford us borrowing availability to fund repurchases. As our assets increase, however, it may not be commercially feasible or we may not be able to secure an adequate line of credit to fund share repurchases. Moreover, actual availability may be reduced at any given time if we use borrowings under the line of credit to fund share repurchases or for other corporate purposes.
Other potential future sources of capital include secured or unsecured financings from banks or other lenders and proceeds from the sale of assets. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures. Subsequent to June 30, 2024, we, through an indirect subsidiary, entered into one mortgage loan. See Part II, Item 5 “Other Information” of this quarterly report on Form 10-Q.

Distributions

Distributions are authorized at the discretion of our board of directors, in accordance with our earnings, cash flows and general financial condition. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flows which we expect to receive during a later quarter and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform.

The following table summarizes distributions paid on our shares of common stock, shares of Class A preferred stock and Class E units of our Operating Partnership held by an affiliate of our Sponsor during the three and six months ended June 30, 2024:

	Three Months Ended June 30, 2024		Six Months Ended June 30, 2024
	Amount	Percentage	Amount	Percentage
Distribution
Paid in cash	$467,817	97.4%	$467,817	97.4%
Reinvested in shares	1,439	0.3%	1,439	0.3%
Dividends to preferred stockholders	11,000	2.3%	11,000	2.3%
Total distributions	$480,256	100.0%	$480,256	100.0%
Source of Distributions
Paid from cash flows from operating activities	$480,256	100.0%	$480,256	100.0%
Total sources of distributions	$480,256	100.0%	$480,256	100.0%
Net cash provided by operating activities	$1,152,257		$1,151,502

For the six months ended June 30, 2024, our net loss was $2.69 million.

In addition to the distributions paid during the three and six months ended June 30, 2024 shown above, we declared a distribution of $0.03761 per share for our Class E common stock to stockholders of record as of the close of business on June 30, 2024 and a distribution of $0.03761 per unit for Class E units of our Operating Partnership to limited partners as of the close of business on June 30, 2024.These distributions were paid on July 9, 2024.

Such amounts are recorded in accounts payable and accrued expenses on the Consolidated Balance Sheets as of June 30, 2024.

Fees and Expenses Payable to Our Adviser and its Affiliates

The table below provides information regarding fees and expenses payable to our Adviser and its affiliates in connection with our offerings and our operations. The table includes amounts incurred for the six months ended June 30, 2024 and related amounts payable.

	Six Months Ended June 30, 2024
Form of Compensation	Incurred	Payable
Offering
Advanced organization and offering expenses (1)	$6,505,592	$6,505,592
Operational
Advanced general and administrative expenses (2)	2,038,165	2,038,165
Acquisition Related (3)	1,603,602	13,317
Property management fee	9,724	9,724
Total	$10,157,083	$8,566,798

(1) Our Adviser has agreed to advance all of our organization and offering expenses on our behalf (excluding upfront selling commissions, dealer manager fees and the distribution fees) through March 19, 2025, the first anniversary of the date on which we broke escrow for the Offering. We will reimburse our Adviser for all such advanced expenses ratably over the 60 months following March 19, 2025.

(2) Our Adviser will advance on our behalf certain of our general and administrative expenses through the earlier of (i) the first date that the aggregate NAV of our outstanding shares of common stock, along with the Operating Partnership units held by parties other than us, reaches $500 million and (ii) March 19, 2025, the first anniversary of the date on which we broke escrow for the Offering, at which point we will reimburse our Adviser for all such advanced expenses ratably over the 60 months following such date.

(3) In connection with our acquisition of the Georgetown Property, on March 20, 2024, our Adviser assigned the purchase and sale agreement for the property to our indirect subsidiary for $1,500,000, which was the amount of the deposit under the purchase and sale agreement. Our Adviser also advanced $103,602 of closing costs on our behalf for this acquisition. We repaid our Adviser for the deposit and most of the advanced closing costs on March 20, 2024. As of June 30, 2024, we have $13,317 of advanced closing costs remaining unpaid to the Adviser.

We do not reimburse our Adviser or its affiliates for the salaries or benefits of our named executive officers.
Cash Flows
The following table provides a breakdown of the net change in our cash and cash equivalents:

Six Months Ended June 30, 2024
Cash flows provided by operating activities	$1,151,502
Cash flows used in investing activities	(60,944,202)
Cash flows provided by financing activities	61,724,183
Net increase in cash and cash equivalents	$1,931,483

Cash flows provided by operating activities were $1.15 million and were primarily attributable to rental payments received from our real estate investment.

Cash flows used in investing activities relate to our acquisition of the Georgetown Property on March 20, 2024.

Cash flows provided by financing activities relate to EQT Exeter Holdings' acquisitions of $64.50 million of Class E units of the Operating Partnership during the six months ended June 30, 2024, partially offset by (i) a total of $0.48 million of distribution payments made on common stock, Class E units of our Operating Partnership and preferred stock during the six months ended June 30, 2024 and (ii) a $2.30 million deposit paid to a financial institution during the six months ended June 30, 2024.

Contractual Obligations and Commitments

The following table aggregates our contractual obligations and commitments with payments due subsequent to June 30, 2024.

Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Advanced organization and offering costs(1)	$2,038,165	$135,901	$1,222,884	$679,380	$—
Advanced general and administrative expenses(1)	6,562,064	490,152	3,903,372	2,168,540	—
Total	$8,600,229	$626,053	$5,126,256	$2,847,920	$—

(1) For the terms of reimbursement of advanced organization and offering costs and general and administrative expenses see above under “Fees and Expenses Payable to Our Adviser and its Affiliates.” For purposes of this table we have assumed that advanced general and administrative expenses will be reimbursed ratably over the 60 months following March 19, 2025.

Off-Balance Sheet Arrangements
As of June 30, 2024, we did not have any off-balance sheet arrangements that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Critical Accounting Policies
The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") involves significant judgments and assumptions about matters that are inherently uncertain. These judgments will affect our reported amounts and our disclosures of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. There have been no material changes to our Critical Accounting Policies described in our Annual Report.
Subsequent Events

Acquisitions and Financing

On August 14, 2024, we, through an indirect subsidiary (the “Middletown Buyer”), acquired a 1,219,021 square foot bulk distribution warehouse facility on approximately 196.3 acres of land in Middletown, Pennsylvania (the “Middletown Property”). The purchase price of the Middletown Property was $170.50 million, exclusive of closing costs.

On August 14, 2024, in connection with our acquisition of the Middletown Property, we, through the Middletown Buyer, entered into a seven-and-a-half-year secured mortgage loan with New York Life, an unaffiliated lender, for borrowings of $85.25 million secured by the Middletown Property (the “Middletown Mortgage Loan”). Approximately $79.76 million of the Middletown Mortgage Loan was funded at closing. Approximately $5.49 million is held in an escrow account and will be available for funding upon completion of certain tenant improvements at the Middletown Property and subject to the terms and conditions of the loan agreement. The Middletown Mortgage Loan bears interest at a fixed rate of 5.35%. Monthly payments are interest only throughout the full term of the Middletown Mortgage Loan which matures on March 1, 2032. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity.

Distributions

On July 31, 2024, we declared a distribution of $0.03769 per share for our Class E common stock and $0.03769 per unit for the Class E units of our Operating Partnership for stockholders and unitholders, respectively, as of the close of business on July 31, 2024. These distributions were paid on August 12, 2024 and were paid in cash or reinvested in shares of our common stock for stockholders participating in our distribution reinvestment plan.

Capital Raising

On July 29, 2024, EQT Exeter Holdings purchased 139,303.4826 Class E units from the Operating Partnership at a price per unit of $10.05, for an aggregate purchase price of $1,400,000.

On August 9, 2024, EQT Exeter Holdings purchased 9,074,626.8660 Class E units from the Operating Partnership at a price per unit of $10.05, for an aggregate purchase price of $91,200,000.

The above purchases were part of EQT Exeter Holdings' total committed amount of $200,000,000 of Class E shares of our common stock or Class E units of our Operating Partnership, or a combination thereof. The remaining commitment at August 14, 2024 was $42,900,000. For more information regarding the Sponsor Committed Amount, see "Liquidity and Capital Resources".

Renewal of Advisory Agreement

On July 31, 2024, we, the Operating Partnership and the Adviser entered into a Renewal Agreement of Amended and Restated Advisory Agreement (the “Renewal Agreement”) to renew the Amended and Restated Advisory Agreement dated March 19, 2024 (the “Advisory Agreement”). Per the terms of the Advisory Agreement, the Advisory Agreement may be renewed for an unlimited number of successive one-year periods upon the mutual consent of us, the Operating Partnership and the Adviser. The Renewal Agreement extends the term of the Advisory Agreement through July 31, 2025. Other than the one-year extension of the term, there were no changes to the terms of the Advisory Agreement.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We may be exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity, fund capital expenditures and expand our investment portfolio and operations. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. Also, we will be exposed to both credit risk and market risk.
Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk. We will seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties.
Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. With regard to variable rate financing, we will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. We will maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced.
Real estate property values are subject to volatility and may be adversely affected by a number of factors, including but not limited to national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes.
ITEM 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
An evaluation of the effectiveness of the design and operation of our “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as of the end of the period covered by this quarterly report on Form 10-Q was made under the supervision and with the participation of our management, including our Principal Executive Officer (“PEO”) and Principal Financial Officer (“PFO”). Based upon this evaluation, our PEO and PFO have concluded that our disclosure controls and procedures (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by SEC rules and forms and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our PEO and PFO, as appropriate to allow timely decisions regarding required disclosure.
Changes in Internal Controls over Financial Reporting
There have been no changes in our “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during the period covered by this Quarterly Report on Form 10-Q that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS
From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of June 30, 2024, we were not involved in any material legal proceedings.
ITEM 1A. RISK FACTORS

There have been no material changes to the risk factors previously disclosed under Part I, Item 1A "Risk Factors" in our Annual Report, other than those disclosed in supplement no. 3 dated July 15, 2024 (“Supplement No. 3”) to our prospectus dated April 19, 2024, filed with the SEC.

You should carefully consider the risk factors set forth in the Annual Report and in Supplement No. 3 and the other information set forth elsewhere in this quarterly report on Form 10-Q. You should be aware that these risk factors and other information may not describe every risk facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or results of operations.
ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
Unregistered Sales of Equity Securities
All sales of unregistered securities during the three and six months ended June 30, 2024 were previously reported.
Use of Proceeds
On August 1, 2023, our Registration Statement on Form S-11 (File No. 333-273163) with respect to the Offering was declared effective under the Securities Act. We commenced the Offering on August 1, 2023 upon retaining EQTE Brokerage LLC, an affiliate of our Adviser, as the dealer manager for the Offering. We are offering on a continuous basis up to $5,000,000,000 in shares of common stock, consisting of up to $4,000,000,000 in shares in our primary offering and up to $1,000,000,000 in shares pursuant to our distribution reinvestment plan. We are offering to sell any combination of four classes of shares of our common stock, Class T shares, Class S shares, Class D shares and Class I shares, with a dollar value up to the maximum offering amount. As of June 30, 2024, our Adviser and its affiliates have incurred on our behalf $6,127,894 of organization and offering costs in connection with the Offering. As of March 19, 2024, we satisfied the minimum offering requirement for all jurisdictions other than Pennsylvania and our board of directors authorized us to break escrow in the Offering. As of August 14, 2024, we have not issued or sold any shares in the Offering.

On March 19, 2024, an affiliate of our Sponsor contributed $62,200,000 in exchange for 6,220,000 Class E units our Operating Partnership. We utilized these proceeds to acquire our first real estate investment for $60,932,800 plus closing costs. On June 11, 2024, an affiliate of our Sponsor contributed $2,300,000 in exchange for 230,000 Class E units our Operating Partnership. We utilized these proceeds for a deposit with a financial institution. In addition, see Part II, Item 5 “Other Information” of this quarterly report on Form 10-Q.
Share Repurchases

During the three months ended June 30, 2024, we did not repurchase any shares of our common stock pursuant to our share repurchase plan.
ITEM 3. DEFAULTS UPON SENIOR SECURITIES
None.
ITEM 4. MINE SAFETY DISCLOSURES
Not applicable.

ITEM 5. OTHER INFORMATION

Acquisition of Middletown Property

On August 14, 2024, we, through an indirect subsidiary (the “Middletown Buyer”), acquired a 1,219,021 square foot bulk distribution warehouse facility on approximately 196.3 acres of land in Middletown, Pennsylvania (the “Middletown Property”). Construction was completed on the Middletown Property in 2023, and the Middletown Property is 100% leased to a single tenant. On July 19, 2024, our Adviser entered into a purchase and sale agreement (as subsequently amended) with C5LC At Middletown, LLC (“Middletown Seller”), an affiliate of Core5 Industrial Partners, to acquire the Middletown Property. On August 14, 2024, the Adviser assigned the purchase and sale agreement to the Middletown Buyer for $4.00 million, which was the amount of the deposit under the purchase and sale agreement. The Middletown Seller is not affiliated with us or our Adviser.

The purchase price of the Middletown Property was $170.50 million, exclusive of closing costs. We funded the acquisition of the Middletown Property with proceeds from the Middletown Mortgage Loan (defined below) and from the sale of Class E units of our Operating Partnership to EQT Exeter Holdings, an affiliate of our Sponsor.

Middletown Property Management Agreement

In connection with the acquisition of the Middletown Property, on August 14, 2024, we, through the Middletown Buyer, entered into a property management agreement (the “Property Management Agreement”) with Exeter Property Group Advisors, LLC (the “Property Manager”), an affiliate of our Adviser. The Property Management Agreement has a term through the end of the calendar year and will be renewed automatically for successive one-year periods unless terminated by either the Property Manager or the Middletown Buyer, by one party giving the other party notice not less than thirty (30) days prior to the expiration of the then-current term. Pursuant to the Property Management Agreement, we will pay the Property Manager management fees equal to the lesser of the then-current market rate for services provided and the amount of such fee per the terms of the tenant lease. We will also pay the Property Manager leasing commissions based on the then-current market rate; provided if the tenant is represented by a broker, the aggregate commissions would be no more than the then-current market rate. We will reimburse the Property Manager for all reasonable and actual expenditures.

Middletown Mortgage Loan

In connection with the acquisition of the Middletown Property, on August 14, 2024, we, through the Middletown Buyer, entered into a seven-and-a-half-year mortgage loan with New York Life, an unaffiliated lender, for borrowings of $85.25 million secured by the Middletown Property (the “Middletown Mortgage Loan”). Approximately $79.76 million of the Middletown Mortgage Loan was funded at closing. Approximately $5.49 million is held in an escrow account and will be available for funding upon completion of certain tenant improvements at the Middletown Property and subject to the terms and conditions of the loan agreement. The Middletown Mortgage Loan bears interest at a fixed rate of 5.35%. Monthly payments are interest only throughout the full term of the Middletown Mortgage Loan and the Middletown Mortgage Loan matures on March 1, 2032. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity.

Prepayment is permitted after a 24-month period and provided a prepayment premium is paid. The prepayment premium is based on the greater of (i) 1% of the principal being repaid or (ii) discounted yield maintenance, discounted at the US Treasury rate plus 35 basis points. No prepayment premium is required for the last four months of the term. The Middletown Mortgage Loan is fully recourse to the Middletown Buyer. Our Operating Partnership is the limited guarantor under the Middletown Mortgage Loan and shall be liable for interest payments under Middletown Mortgage Loan during the tenant's free rent period (which ends on October 1, 2024) and standard non-recourse exceptions with respect to bankruptcy related matters only.

Unregistered Sales of Equity Securities

On August 12, 2024, we issued 73.0060 shares of Class E common stock at a price per share of $10.05 to two of our independent directors, for an aggregate purchase price of $734. The shares issued to our independent directors pursuant to our distribution reinvestment plan were issued in private transactions exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the subscription agreement entered into on March 19, 2024, between us and EQT Exeter Holdings, an affiliate of our sponsor, as previously disclosed on our Current Report on Form 8-K filed on March 25, 2024, EQT Exeter Holdings purchased 9,074,626.8660 Class E units from the Operating Partnership at a price per unit of $10.05, for an aggregate purchase price of $91,200,000, on August 9, 2024. The offer and sale of Class E units to EQT Exeter Holdings is exempt from registration under Section 4(a)(2) of the Securities Act in light of EQT Exeter Holdings’ status as an institutional accredited investor and its access to information concerning our and the Operating Partnership’s operations and the terms and conditions of their investments.

Appointment of Officer

On August 12, 2024, our board of directors appointed Yangyang Nezin as our Controller and Treasurer (Principal Accounting Officer), replacing J. Peter Lloyd who served as Principal Accounting Officer on an interim basis. Mr. Lloyd continues to serve as our Chief Financial Officer and as one of our directors.

Ms. Nezin, age 32, is Non-Traded REIT Controller and Treasurer for our Adviser and is primarily responsible for managing the financial reporting and overall accounting responsibilities for our Adviser’s non-traded REIT initiatives, a position she has held since June 2024. Prior to joining our Adviser, Ms. Nezin was the Controller from September 2023 to June 2024; Assistant Controller from February 2021 to September 2023 and a Senior Accountant from June 2020 to February 2021, at Garrison Investment Group LP, where she managed comprehensive fund reporting processes for private equity funds and co-investments, capital calls and distributions, and prepared all annual financial statements that were subject to audit. Prior to joining Garrison Investment Group LP, Ms. Nezin was a Finance Associate at Benefit Street Partners, an asset management firm, from July 2018 to January 2020, where she created quarterly NAV packages and assisted in SEC filings for Benefit Street Partner’s non-traded REIT. From September 2016 to July 2018, Ms. Nezin was a member of the real estate audit team at Ernst & Young LLP. Ms. Nezin began her career in June 2014 as an accountant at Two Sigma Investments, a New York City-based hedge fund. Ms. Nezin is a Certified Public Accountant and holds a BBA and an MS in Accounting from Baruch College, City University of New York.

Ms. Nezin has no family relationships that would require disclosure under Item 401(d) of Regulation S-K, and there was no arrangement or understanding between Ms. Nezin and any other person pursuant to which she was selected as an officer. On August 12, 2024, Ms. Nezin entered into an indemnification agreement with us. Ms. Nezin’s indemnification agreement is in substantially the same form as those we have entered into with each of our directors and executive officers.

ITEM 6. EXHIBITS

Exhibit Number	Description
3.1	Articles of Amendment and Restatement of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11, Commission File No. 333-273163, filed July 7, 2023)
3.2	Articles of Amendment of the Company (incorporated by reference to Exhibit 3.1 to the Company's Form 8-K, filed March 25, 2024)
3.3	Articles Supplementary of the Company (incorporated by reference to Exhibit 3.2 to the Company's Form 8-K, filed March 25, 2024)
3.4	Amended and Restated Bylaws of the Company (incorporated by referenced to Exhibit 3.2 to the Company’s Form 10-Q, filed August 31, 2023)
4.1	Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Appendix A to the Company's prospectus, filed April 22, 2024)
31.1	Certification of Principal Executive Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Principal Financial Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Principal Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Principal Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.1	Share Repurchase Plan, effective as of March 18, 2024 (incorporated by reference to Exhibit 99.1 to the Company's Form 8-K, filed March 25, 2024)
101.INS	Inline XBRL Instance Document- the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EQT EXETER REAL ESTATE INCOME TRUST, INC.
August 14, 2024	/s/ Ali Houshmand
Date	Ali Houshmand President, Portfolio Manager and Director (Principal Executive Officer)

August 14, 2024	/s/ J. Peter Lloyd
Date	J. Peter Lloyd Chief Financial Officer and Director (Principal Financial Officer)